Exhibit 99.1

Company Contact:

Moriah Shilton

Sr. Director, Communications & Investor Relations

408-321-6713

TESSERA TECHNOLOGIES ANNOUNCES THIRD QUARTER 2013 RESULTS

- Quarterly Dividend Declared -

San Jose, Calif., Nov. 6, 2013 – Tessera Technologies, Inc. (NASDAQ: TSRA) (the “Company” or “we”) announced its results for the third quarter ended Sept. 30, 2013. Total revenue from continuing operations for the third quarter of 2013 was $37.3 million. Generally accepted accounting principles (GAAP) net loss from continuing operations for the third quarter of 2013 was $59.0 million, or $1.09 per basic share. Non-GAAP net loss for the third quarter of 2013 was $46.8 million or $0.87 per basic share. These GAAP and Non-GAAP net losses from continuing operations for the third quarter of 2013 include a provision for income taxes of $40.5 million due to a valuation allowance on the Company’s deferred tax assets.

Year over Year Comparison

Total revenue from continuing operations was $37.3 million in the third quarter of 2013, as compared with revenue from continuing operations of $60.4 million in the third quarter of 2012, a decrease of $23.1 million.

The Company’s Intellectual Property revenue for the third quarter of 2013 was $32.3 million, compared to $57.9 million in the year ago quarter. The $25.5 million decrease was due to the absence of royalty revenue from Micron Technology, Inc., whose license agreement expired in May of 2012, and Powertech Technology Inc. (PTI), who last made a payment in the third quarter of 2012. Third quarter of 2013 Intellectual Property revenue included $9.5 million in episodic revenue.

The Company’s DOC revenue from continuing operations for the third quarter of 2013 was $4.9 million, compared to $2.5 million in the year ago quarter. The $2.4 million increase was due to higher revenues from the Company’s image enhancement technologies.

The GAAP net loss from continuing operations for the third quarter was $59.0 million, or $1.09 per basic share. The GAAP net income from continuing operations for the third quarter of 2012 was $4.2 million, or $0.08 per diluted share. The GAAP tax provision from continuing operations was $40.5 million in the third quarter of 2013. The Company recorded a valuation allowance against substantially all of its federal deferred tax assets during the quarter, as it concluded such assets were no longer fully realizable given current uncertainties regarding the timing of future profits.

Non-GAAP net loss for the third quarter of 2013 was $46.8 million or $0.87 per basic share, as compared to non-GAAP net income of $11.1 million in the third quarter of 2012. Non-GAAP net income/loss is defined as income/loss and operating expenses adjusted for discontinued operations, restructuring and other exit costs, acquired intangibles amortization, charges for acquired in-process research and development, stock-based compensation expense, impairment charges on long-lived assets and goodwill, and related tax effects.

“In the third quarter of 2013, and the beginning of this quarter, we achieved key milestones for our DOC business,” stated Thomas Lacey, interim CEO of Tessera Technologies, Inc. “First, we sold a significant portion of the assets of our Micro-Optics business for $14.9 million. Second, we signed an agreement with Lite-On Technology Corp. for Lite-On to produce DOC’s mems|cam™ modules. We are now working closely together to ramp initial production in the fourth quarter. Finally, in October we announced that Guangdong Oppo Mobile Telecommunications Corp., Ltd (OPPO), a leading Chinese smartphone OEM, had placed the first high volume mems|cam production purchase order.

“Turning to the IP side of the business, we reached a settlement with Freescale Semiconductor, Inc., who made a payment to Tessera, Inc. in the third quarter. In our Invensas business, we announced that ADATA, a leading memory module maker, agreed to supply xFDTM based modules to the server market. In addition, we continue to work with Hermes, a leading semiconductor manufacturing and services company headquartered in Taiwan, who will complete their high volume manufacturing line for xFD components in the first quarter of 2014.

“In the current quarter, our efforts and attention are focused on our three near-term main priorities: relicense DRAM manufacturers to our innovative IP patent portfolios, rationalize our DOC strategy and determine the best strategic alternative for this business, and stabilize and streamline our Company’s overall infrastructure and operations. We are making significant progress on all fronts and I look forward to updating you as developments unfold.”

“We are pleased with the overall progress on spending reductions and believe that conscious efforts to closely manage day-to-day spending decisions made by employees contributed to this reduction,” stated John Allen, acting CFO of Tessera Technologies, Inc. “Of note, due in part to our renewed focus and processes regarding our litigation spend, our quarter over quarter litigation expenses were down substantially. In addition, our SG&A expenses came in below our guidance due to prudent business development and patent analysis decisions, some activities of which may be pushed out into the fourth quarter.

“We remain on track for exiting 2013 with $29 million annual run rate in Corporate Overhead and $53 million exiting the year for combined DOC R&D and SG&A expense annual run rate, excluding cost of revenues and restructuring, impairment and other charges.”

Discontinued Operations

Third quarter of 2013 discontinued operations included total revenue of $1.2 million. GAAP operating expenses included a $2.6 million net gain from the sale of Micro-optics assets, offset by impairment and restructuring charges, resulting in total GAAP Operating Expenses of $860,000. The third quarter tax provision was $12.3 million, due to the allocation of the total tax provision between continuing and discontinued operations.

Balance Sheet

Total current assets were $410.2 million at Sept. 30, 2013, a decrease of $7.8 million from June 30, 2013. Cash, cash equivalents and short-term investments were $376.8 million at Sept. 30, 2013, a decrease of $3.7 million from June 30, 2013. The quarter over quarter decrease resulted from a combination of the cash loss from operations of $19.9 million, $5.5 million of dividend payments, $5.0 million of stock repurchases pursuant to our stock repurchase program, and $1.7 million of capital expenditures, offset by $14.9 million in proceeds from the sale of a significant portion of the assets of the Company’s Micro-Optics business based in Charlotte, North Carolina and $13.4 million cash proceeds from the exercise of stock options and the purchase of stock under our employee stock purchase plans.

Dividends

On Sept. 19, 2013, $5.5 million was paid to stockholders of record as of Aug. 29, 2013, for the quarterly $0.10 per share of common stock cash dividend.

On Oct. 14, 2013, the board of directors declared a cash dividend of $0.10 per share of common stock for the third quarter, payable on Dec. 12, 2013, for stockholders of record at the close of business on Nov. 21, 2013.

Stock Repurchase Program

During the third quarter of 2013, the Company repurchased 259,000 shares for an aggregate amount of $5.0 million. As a reminder, in May 2013 the Company announced it expected to execute at least $16.0 million of stock repurchases through its stock repurchase program over the next four quarters based on the Company’s episodic gains in the prior four quarters. In November 2013 our Board of Directors increased the total authorized to be repurchased from $100.0 million to $150.0 million. The Company intends to use this new authorization to execute stock repurchases in excess of the previously committed $16.0 million of stock repurchases.

Financial Guidance

The Company’s financial guidance for the fourth quarter of 2013 is based on results from continuing operations and excludes revenue and expenses associated with discontinued operations.

For the fourth quarter, the Company’s guidance is as follows:

The Company expects total revenue for the upcoming fourth quarter of 2013 to range between $56 million and $60 million. Intellectual Property revenue is expected to range between $48 million and $50 million. The Company expects DigitalOptics revenue to range between $8 million and $10 million, including initial product sales of its mems|cam camera modules and a one-time license fee related to a legacy DOC license agreement.

GAAP operating expenses are expected to range between $59 million and $63 million. Due to the anticipated ramp in production of the Company’s mems|cam modules in the fourth quarter, the Company expects cost of sales and R&D to be higher than the prior quarter. SG&A is expected to be higher than the prior quarter due to increased patent analysis and business development activities, some of which relate to anticipated expenses that moved from the third quarter to the fourth quarter. Litigation expenses are expected to be slightly higher than the prior quarter. The Company expects amortization of intangibles of $5.4 million and stock based compensation expense of $4 million.

Conference Call Information

The Company will hold its third quarter 2013 earnings conference call at 5:30 A.M. Pacific (8:30 A.M. Eastern) today. To access the call in the U.S., please dial (888) 723-9308, and for international callers dial 706-643-3789, approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 855-859-2056. International callers please dial 404-537-3406. Enter access code 84223120.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect

to the Company’s financial results and guidance, mems|cam initial production ramp, the OPPO purchase order, ADATA’s agreement to supply xFD based modules, Hermes completion of their high volume manufacturing line, the Company’s near term priorities, including relicensing Samsung and Micron, DOC’s strategy and strategic alternatives, stabilizing the Company’s infrastructure and operations, spending reductions, the Company’s expected annual run rates in Corporate Overhead and DOC R&D and SG&A, the declaration and payment of dividends and future stock repurchases. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company’s businesses; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company’s technologies and products; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2012, and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2013, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies, Inc.

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. Our Intellectual Property segment, managed by Tessera Intellectual Property Corp., generates revenue from manufacturers and other implementers that use our technology. Our DigitalOptics business delivers innovation in imaging systems for smartphones. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, DOC, the DOC logo, Invensas Corporation, mems|cam and xFD are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Recurring and Episodic Revenue

Recurring revenue is defined as revenue from payments made pursuant to a license agreement or other agreement that are scheduled to occur over at least one year of time. Episodic revenue is revenue other than revenue payable over at least one year pursuant to a contract. Episodic revenue includes non-recurring engineering fees, initial license fees, back payments resulting from audits, damages awards from courts or other tribunals, and lump sum settlement payments. Although the royalty revenue reported by the Company’s licensees quarterly is generally not assured, for ease of reference, the Company refers to these revenues as “recurring revenue”.

Importantly, a source of episodic revenue may become a source of recurring revenue, when, for example, a company settles litigation with the Company by paying a settlement amount and entering into a license agreement that calls for an initial license fee and ongoing royalty payment over several years. In that scenario, the settlement amount would be episodic revenue, as would the initial license fee, and the ongoing royalties would be recurring revenue.

Discontinued Operations

In June of 2013, the Company closed its camera module assembly facility in Zhuhai, China and announced the consolidation of its manufacturing capabilities to Taiwan. The Company will continue to assemble lens barrels and make limited quantities camera modules in the Taiwan facility, but will increasingly rely on partners for high volume manufacturing. In August of 2013, the Company sold a significant portion of its Micro-Optics business based in Charlotte, NC. The Company has classified the revenue and expenses related to the Zhuhai facility and the business in Charlotte as discontinued operations starting with the second quarter of 2013, and also reclassified results from those facilities to discontinued operations for all prior reporting periods.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company’s earnings release contains non-GAAP financial measures adjusted for discontinued operations, either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, impairment charges on long-lived assets and goodwill, restructuring and other related exit costs, and related tax effects. The non-GAAP financial measures also exclude the effects of FASB Accounting Standards Codification 718, “Stock Compensation” upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in this release provide investors with important perspectives into the Company’s ongoing business performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of non-GAAP net loss to the Company’s reported GAAP net loss.

- Tables Follow –

TESSERA TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$78,276	$103,802
Short-term investments	298,538	338,801
Accounts receivable, net	2,497	11,595
Inventories	—	1,507
Short-term deferred tax assets	929	3,880
Current assets of discontinued operations	3,543	—
Other current assets	26,370	15,701

Total current assets	410,153	475,286

Property and equipment, net	53,220	72,544
Intangible assets, net	93,342	120,432
Long-term deferred tax assets	—	22,499
Other assets	858	7,677
Goodwill	—	6,664

Total assets	$557,573	$705,102

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,885	$14,437
Accrued legal fees	12,437	11,726
Accrued liabilities	10,791	22,140
Deferred revenue	1,197	4,869
Current liabilities of discontinued operations	2,758	—

Total current liabilities	33,068	53,172

Long-term deferred tax liabilities	537	3,102
Other long-term liabilities	5,983	6,403
Stockholders’ equity:
Common stock	55	53
Additional paid-in capital	524,975	480,347
Treasury stock	(16,080)	(10,642)
Accumulated other comprehensive income	60	119
Retained earnings	8,975	172,548

Total stockholders’ equity	517,985	642,425

Total liabilities and stockholders’ equity	$557,573	$705,102

TESSERA TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Total revenues	$37,260	$60,409	$112,538	$162,262

Operating expenses:
Cost of revenues	850	2,068	3,678	6,102
Research, development and other related costs	20,852	21,611	64,427	63,842
Selling, general and administrative	17,433	22,848	66,088	69,617
Litigation expense	12,698	9,689	44,185	19,905
Restructuring, impairment of long-lived assets and other charges	4,403	—	22,003	—

Total operating expenses	56,236	56,216	200,381	159,466
Operating income (loss) from continuing operations	(18,976)	4,193	(87,843)	2,796
Other income and expense, net	418	3,725	1,240	5,380

Income (loss) before income taxes from continuing operations	(18,558)	7,918	(86,603)	8,176
Provision for income taxes	40,484	3,741	21,944	6,554

Income (loss) from continuing operations	(59,042)	4,177	(108,547)	1,622
Loss from discontinued operations, net of tax	(11,927)	(5,289)	(22,859)	(11,231)

Net loss	$(70,969)	$(1,112)	$(131,406)	$(9,609)

Net loss per share:
Basic	$(1.31)	$(0.02)	$(2.47)	$(0.19)

Diluted	$(1.31)	$(0.02)	$(2.47)	$(0.19)

Cash dividends declared per share	$0.10	$0.10	$0.60	$0.20

TESSERA TECHNOLOGIES, INC.

RECONCILIATION TO NON-GAAP INCOME (LOSS) FROM CONTINUING OPERATIONS

FROM GAAP NET INCOME (LOSS) FROM CONTINUING OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
GAAP income (loss) from continuing operations	$(59,042)	$4,177	$(108,547)	$1,622
Adjustments to GAAP net loss:
Stock-based compensation - research, development and other related costs	694	1,114	2,430	3,989
Stock-based compensation - selling, general and administrative	1,977	2,548	7,445	7,755
Amortization of acquired intangibles - cost of revenues	824	1,596	3,244	4,789
Amortization of acquired intangibles - research, development and other related costs	1,450	1,332	4,434	4,038
Amortization of acquired intangibles - selling, general and administration	2,892	2,833	8,707	8,659
Restructuring, impairment of long-lived assets and other charges	4,403	—	22,003	—
Tax adjustments for non-GAAP items	—	(2,503)	—	(7,755)

Non-GAAP net income (loss) from continuing operations	$(46,802)	$11,097	$(60,284)	$23,097

Non-GAAP net income (loss) from continuing operations per common share - diluted	$(0.87)	$0.21	$(1.13)	$0.44

Weighted average number of shares used in per share calculations excluding the effects of FAS123R - diluted	54,076	53,029	53,199	52,986

TESSERA TECHNOLOGIES, INC.

SEGMENT INFORMATION FROM CONTINUING OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Intellectual Property Segment:
Royalty and license fees	$21,936	$57,721	$74,902	$149,723
Past production payments	9,900	79	25,400	79
Product and service revenues	500	66	541	66

Total Intellectual Property revenues	32,336	57,866	100,843	149,868
DigitalOptics Segment:
Royalty and license fees	4,798	2,393	10,772	11,840
Product and service revenues	126	150	923	554

Total DigitalOptics revenues	4,924	2,543	11,695	12,394

Total revenues	37,260	60,409	112,538	162,262

Operating Expenses:
Intellectual Property Segment	27,050	25,533	88,904	68,858
DigitalOptics Segment	21,718	19,308	76,299	54,896
Corporate Overhead	7,468	11,375	35,178	35,712

Total operating expenses	56,236	56,216	200,381	159,466
Operating (income) loss:
Intellectual Property Segment	5,286	32,333	11,939	81,010
DigitalOptics Segment	(16,794)	(16,765)	(64,604)	(42,502)
Corporate Overhead	(7,468)	(11,375)	(35,178)	(35,712)

Total operating income (loss)	$(18,976)	$4,193	$(87,843)	$2,796

TESSERA TECHNOLOGIES, INC.

NET LOSS OF DISCONTINUED OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Product and service revenues	$1,195	$12,281	$6,318	$18,525

Total revenues	1,195	12,281	6,318	18,525

Operating Expenses:
Cost of revenues	1,807	14,680	11,227	22,003
Research, development and other related	866	3,004	5,662	9,088
Selling, general and administrative	833	1,162	3,765	3,441
Restructuring, impairment of long-lived assets and other charges	(2,646)	—	2,000	—
Impairment of goodwill	—	—	6,664	—

Total operating expenses	860	18,846	29,318	34,532
Operating income (loss) from discontinued operations before taxes	335	(6,565)	(23,000)	(16,007)

Provision for (benefit from) income taxes	12,262	(1,276)	(141)	(4,776)

Net loss from discontinued operations	$(11,927)	$(5,289)	$(22,859)	$(11,231)